The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these warrants, and it is not soliciting an offer to buy these warrants in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated May 8, 2018.

Preliminary Pricing Supplement No. W49
To the Underlying Supplement dated April 19, 2018,

Product Supplement No. W-I dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 May 8, 2018

Credit Suisse AG

Structured Investments	Credit Suisse 3 Year Call Warrants Expiring May 13, 2021 Linked to the Performance of the EURO STOXX 50® Index

General

•	The warrants are designed for investors who seek a leveraged return at expiration based on the performance of the EURO STOXX 50® Index. Investors should be willing to forgo interest and dividend payments and (i) if the Final Level is greater than the Initial Level by less than 7.29% (to be determined on the Trade Date), be willing to lose some of their investment or (ii) if the Final Level is equal to or less than the Initial Level, be willing to lose all of their investment.

•	Unsecured contractual obligations of Credit Suisse AG, acting through its Nassau branch, expiring May 13, 2021. The warrants will rank pari passu with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt obligations. Any payment at expiration is subject to our ability to pay our obligations as they become due.

•	You do not have the right to exercise your warrants prior to expiration. The warrants are risky investments and may expire worthless.

•	You must have an options-approved account in order to purchase the warrants. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	The initial offering price of each warrant, which we also refer to as the Issue Price, is expected to be $72.90 (to be determined on the Trade Date).

•	The minimum initial investment is $10,060.20, resulting in a minimum initial purchase of 138 warrants (after rounding) (to be determined on the Trade Date).

•	The offering price for the warrants is expected to be determined on or about May 11, 2018 (the “Trade Date”) and the warrants are expected to settle on or about May 16, 2018 (the “Settlement Date”). Delivery of the warrants in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Underlying:	The warrants are linked to the performance of the EURO STOXX 50® Index. For more information on the Underlying, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement
Issue Price:	Expected to be $72.90 per warrant (equal to 7.29% of the Notional Amount, to be determined on the Trade Date)
Notional Amount:	$1,000 per warrant.
Payment at Expiration:	On the Expiration Date, the warrants will be exercised automatically and you will receive a cash payment equal to the Cash Settlement Value. Any payment at expiration is subject to our ability to pay our obligations as they become due.
Cash Settlement Value:	With respect to each warrant you hold, the Cash Settlement Value at expiration will equal:
• If the Final Level is greater than the Initial Level, an amount calculated as follows:
Notional Amount × Underlying Return
• If the Final Level is equal to or less than the Initial Level, $0.
If the Final Level is equal to or less than the Initial Level, the warrants will expire worthless. In that case, you will lose your entire investment. In addition, if the Final Level is greater than the Initial Level but by less than 7.29% (to be determined on the Trade Date), you will lose a portion of your initial investment.
Listing:	The warrants will not be listed on any securities exchange.
CUSIP:	22539U115

(“Key Terms” continued on next page)

Investing in the warrants involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-4 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per warrant	$72.90	$	$
Total	$	$	$

(1) J.P. Morgan Securities LLC, which we refer to as JPMS, and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $4.05 per warrant to the placement agents. For more detailed information, please see the “Supplemental Plan of Distribution” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each warrant on the Trade Date will be between $60 and $85 (as determined by reference to our valuation models).  This range of estimated values reflects terms that are not yet fixed.  A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The warrants are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

May   , 2018

(continued from previous page)

Underlying Return:	Final Level – Initial Level
Initial Level
Initial Level:	The closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Valuation Dates:	May 4, 2021, May 5, 2021, May 6, 2021, May 7, 2021, and May 10, 2021 (each a “Valuation Date” and May 10, 2021, the “Final Valuation Date”), subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates.”
Expiration Date:	May 13, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates.”

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer on the date the warrants are priced. We reserve the right to change the terms of, or reject any offer to purchase the warrants prior to their issuance. In the event of any changes to the terms of the warrants, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Warrants

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Warrants of which these warrants are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. W-I dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006319/dp77786_424b2-wi.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317006341/dp77915_424b2-psw1.htm

In the event the terms of the warrants described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the warrants and the owner of any beneficial interest in the warrants, amend the warrants to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the warrants involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the warrants.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

1

Hypothetical Total Return on the Warrants at Expiration Per $1,000 Notional Amount of Warrants

The table and examples below illustrate hypothetical total returns at expiration per Notional Amount of warrants for a hypothetical range of performance of the Underlying. The “total return” as used in the table below is calculated as (i) the Cash Settlement Value divided by the Issue Price, minus (ii) one, expressed as a percentage. The hypothetical total returns set forth below assume the warrants are purchased at an Issue Price of 7.29% of the Notional Amount or $72.90 per warrant. The hypothetical Cash Settlement Values and total returns set forth below are for illustrative purposes only. The actual Cash Settlement Value and total return applicable to a purchaser of the warrants will be based on the actual Issue Price (to be determined on the Trade Date) and the Final Level.  You should consider carefully whether the warrants are suited to your investment goals. Any payment at expiration is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Underlying Return	Initial Investment (Issue Price)	Cash Settlement Value	Total Return
100.00%	$72.90	$1,000.00	1271.74%
90.00%	$72.90	$900.00	1134.57%
80.00%	$72.90	$800.00	997.39%
70.00%	$72.90	$700.00	860.22%
60.00%	$72.90	$600.00	723.05%
50.00%	$72.90	$500.00	585.87%
40.00%	$72.90	$400.00	448.70%
30.00%	$72.90	$300.00	311.52%
20.00%	$72.90	$200.00	174.35%
10.00%	$72.90	$100.00	37.17%
7.29%	$72.90	$72.90	0.00%
5.00%	$72.90	$50.00	−31.41%
0.00%	$72.90	$0.00	−100.00%
−10.00%	$72.90	$0.00	−100.00%
−20.00%	$72.90	$0.00	−100.00%
−30.00%	$72.90	$0.00	−100.00%
−40.00%	$72.90	$0.00	−100.00%
−50.00%	$72.90	$0.00	−100.00%
−60.00%	$72.90	$0.00	−100.00%
−70.00%	$72.90	$0.00	−100.00%
−80.00%	$72.90	$0.00	−100.00%
−90.00%	$72.90	$0.00	−100.00%
−100.00%	$72.90	$0.00	−100.00%

2

Hypothetical Examples of Amounts Payable at Expiration

The following examples illustrate how the Cash Settlement Values set forth in the table above are calculated.

Example 1: The level of the Underlying increases by 50% from the Initial Level to the Final Level. Because the Final Level is greater than the Initial Level, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value	=	$1,000 × the Underlying Return
	=	$1,000 × 50%
	=	$500

Example 2: The level of the Underlying increases by 5% from the Initial Level to the Final Level. Because the Final Level is greater than the Initial Level, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value	=	$1,000 × the Underlying Return
	=	$1,000 × 5%
	=	$50

Because the Final Level is greater than the Initial Level but by less than 7.29%, the investor will lose $22.90 of the initial investment of $72.90 per warrant, which is equivalent to a loss of approximately 31.41%.

Example 3: The Final Level is equal to the Initial Level. Because the Final Level is equal to the Initial Level, the Underlying Return is zero and the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $72.90 per warrant.

Example 4: The level of the Underlying decreases by 20% from the Initial Level to the Final Level. Because the Final Level is less than the Initial Level, the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $72.90 per warrant.

3

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the Underlying or any of the equity securities comprising the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	THE WARRANTS ARE A RISKY INVESTMENT AND MAY EXPIRE WORTHLESS – The warrants do not guarantee any return of your investment and are subject to considerable downside leverage. The return on the warrants at expiration is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Level is less than or equal to the Initial Level, the warrants will expire worthless and you will lose your entire investment. If the Final Level is greater than the Initial Level by less than 7.29% (to be determined on the Trade Date), you will lose a portion of your investment in the warrants because the Cash Settlement Value will be less than the Issue Price.

•	THE WARRANTS ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the warrants and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the warrants. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the warrants prior to expiration.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE WARRANTS, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the warrants to be less at expiration than it is at the time you invest. An investment in the warrants also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD LIMIT RETURNS — Your investment in the warrants may not perform as well as an investment in an instrument that measures the point-to-point performance of the Underlying from the Trade Date to the Final Valuation Date. Your ability to participate in the appreciation of the Underlying, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Level, especially if there is a significant increase in the closing level of the Underlying on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Underlying, if any, between the Trade Date and the Final Valuation Date.

•	THE INITIAL PUBLIC OFFERING PRICE OF THE WARRANTS MAY BE HIGHER THAN THAT OF SIMILAR OPTIONS – The initial public offering price of the warrants may be higher than the price of options on the Underlying an investor might pay for a comparable listed option or in a private transaction.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS – We are requiring that warrants be sold only to investors with options−approved accounts. We suggest that investors considering purchasing warrants be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the warrants in light of their particular circumstances. Warrants may not be suitable for persons dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Transfers/Gifts to Minors Act. You should be prepared to sustain a total loss of your investment in the warrants.

•	THE WARRANTS ARE NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION – The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants must look solely to us for performance of our obligations to pay the Cash Settlement Value, if any, upon the exercise of the warrants. The warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. In addition, the secondary market for the warrants, if any, is not expected to be as liquid as the market for OCC standardized options.

4

•	THE RETURN ON THE WARRANTS MAY BE LOWER THAN RETURN ON OTHER INVESTMENTS WITH A SIMILAR TERM — The warrants are not debt instruments and we will not pay interest on the warrants. You may receive less at expiration than you could have earned on ordinary interest-bearing debt securities with a similar term, including other of our debt securities, since the payment at expiration is based on the performance of the Underlying. Because the payment due at expiration may be less than the amount originally invested in the warrants and may even be zero, the return on the warrants (i.e., the effective yield to the expiration date) may be negative and you may even lose your entire investment. Even if the return on the warrants is positive, the return may not be sufficient to compensate you for any loss in value due to inflation and other factors relating to the time value of money.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE VALUE OF THE WARRANTS — You will lose your entire investment if the Final Level is less than or equal to the Initial Level. This risk of losing your entire investment will reflect the nature of a warrant as an asset that tends to decline in value over time and that will be worthless if it is “out-of-the-money” when it is exercised. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Underlying falls below the Initial Level and the shorter the time remaining until the expiration date. Therefore, the value of the warrants will reflect both the rise or decline in the level of the Underlying and the time remaining to the expiration date, among other factors.

•	THE PROBABILITY THAT YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could (i) decrease or (ii) increase less than 7.29% over the term of the warrants, indicating a higher expected risk of loss on the warrants. The terms of the warrants are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the warrants. The level of the Underlying could fall sharply, which could result in the warrants expiring worthless. You should be willing to accept the downside market risk of the Underlying and the potential to lose your entire investment at expiration.

•	THE CLOSING LEVEL OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN THE EURO STOXX 50® INDEX ARE TRADED IN A FOREIGN CURRENCY AND THE WARRANTS ARE DENOMINATED IN U.S. DOLLARS — The value of your warrants will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the warrants, you will not receive any additional payment or incur any reduction in your return, if any, at expiration.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the warrants therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the warrants.

•	HEDGING AND TRADING ACTIVITY — While the warrants are outstanding, we or any of our affiliates may carry out hedging activities related to the warrants, including in instruments related to the Underlying. We or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the warrants could adversely affect our payment to you at expiration.

5

•	THE ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your warrants on the Trade Date (as determined by reference to our pricing models) may be significantly less than the original Price to Public. The Price to Public of the warrants includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the warrants and the cost of hedging our risks as issuer of the warrants through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the warrants. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the warrants (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the warrants in accordance with our valuation models. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to expiration of the warrants, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s valuation models may differ from other issuers’ valuation models, our estimated value at any time may not be comparable to estimated values of similar warrants of other issuers.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your warrants in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the warrants on the Trade Date. The estimated value of the warrants on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the warrants in the secondary market (if any exists) at any time. The secondary market price of your warrants at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your warrants will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your warrants to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your warrants may be lower than the price at which we may repurchase the warrants from such dealer.

We (or an affiliate) may initially post a bid to repurchase the warrants from you at a price that will exceed the then-current estimated value of the warrants. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The warrants are not designed to be short-term trading instruments and any sale prior to expiration could result in a substantial loss to you. You should be willing and able to hold your warrants to expiration.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the warrants and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the warrants.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as calculation agent, hedging our obligations under the warrants and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the warrants. Further, hedging activities may

6

adversely affect any payment on or the value of the warrants. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the warrants, which creates an additional incentive to sell the warrants to you.

•	LACK OF LIQUIDITY — The warrants will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the warrants in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants when you wish to do so. Because other dealers are not likely to make a secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so, or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE WARRANTS — In addition to the level of the Underlying, the value of the warrants may be influenced by factors such as:

•	Market expectations as to future levels of the Underlying;

•	interest and yield rates in the market generally;

•	the dividend rates on the equity securities included in the Underlying;

•	the expected and actual volatility of the Underlying;

•	changes and adjustments made to the Underlying;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying;

•	the time to expiration of the warrants;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Underlying and any other currency relevant to the value of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your warrants prior to expiration. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the warrants will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the warrants, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE WARRANTS ARE NOT CERTAIN — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the warrants. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the warrants, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the warrants are not certain.

7

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the warrants may be used in connection with hedging our obligations under the warrants through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the warrants (including on any Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the warrants at expiration. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

8

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2013 through May 7, 2018. The closing level of the Underlying on May 7, 2018 was 3564.19. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the warrants. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the warrants.

For additional information about the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

9

Material U.S. Federal Income Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material U.S. Federal Income Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, a warrant will be treated as a cash-settled option for U.S. federal income tax purposes. However, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the warrants is respected and subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the warrants prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a warrant, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the warrant. Such gain or loss should be long-term capital gain or loss if you held the warrant for more than one year.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the warrants, and the IRS or a court might not agree with the treatment described herein.

Non-U.S. Holders.  Subject to the discussion below and in “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the warrants, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the warrants, provided that (i) income in respect of the warrants is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the warrants and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the warrants should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the warrants under Section 871(m) will be made as of the Trade Date for the warrants and it is possible that the warrants will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the warrants are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the warrants relate.  You should consult your tax advisor regarding the potential application of Section 871(m) to the warrants.

If withholding tax applies to the warrants, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the warrants.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the warrants and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction

10

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS and JPMorgan Chase Bank, N.A., each dated as of November 17, 2009, JPMS and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $4.05 per warrant to the placement agents. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the warrants more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

11

Credit Suisse